                                                         Exhibit 99.22.(d)(xiii)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 22rd day of January 2004 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Series Fund, Inc. (the "Series Fund") with respect to the All Value Portfolio, the America's Value Portfolio, the Bond-Debenture Portfolio, the Growth Opportunities Portfolio and the International Portfolio (each a "Portfolio" and collectively the "Portfolios").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. Lord Abbett agrees to bear directly and/or reimburse the Portfolios for expenses other than investment management fees and any extraordinary expenses (the "Other Expenses"), if and to the extent that Other Expenses exceed or would otherwise exceed an annual rate of forty basis points (0.40%) of the net assets in each such Portfolio for the time period set forth below.

     2. Lord Abbett's commitment described in paragraph 1 will be effective from January 1, 2004 through December 31, 2004.

     IN WITNESS WHEREOF, Lord Abbett and the Series Fund have caused this Agreement to be executed by a duly authorized member and officer, respectively, and the Series Fund has affixed its corporate seal hereto, all on the day and year first above written.


                                         LORD ABBETT SERIES FUND, INC.


                                         By: /s/ Robert S. Dow
                                            --------------------------------
                                               Robert S. Dow
                                               Chairman of the Board


                                         LORD, ABBETT & CO. LLC


                                         By: /s/ Paul A. Hilstad
                                            --------------------------------
                                                Paul A. Hilstad
                                                Member and General Counsel